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                                                                   EXHIBIT 10.93
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                            TIME BROKERAGE AGREEMENT

                                 BY AND BETWEEN

                        PRESS BROADCASTING COMPANY, INC.

                                      AND

              PAXSON BROADCASTING OF ORLANDO, LIMITED PARTNERSHIP

                                      FOR

                             RADIO STATION WTKS(FM)
                              COCOA BEACH, FLORIDA

                                     * * *

                                  MAY 31, 1996



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                               TABLE OF CONTENTS

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     SECTION 1.  LEASE OF STATION AIR TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Effective Date; Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Scope  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Option to Renew  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6     Licensee Operation of the Station. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.7     Licensee Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.8     Programmer Responsibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.9     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

     SECTION 2.  STATION OBLIGATION TO ITS COMMUNITY OF LICENSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1     Licensee Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2     Additional Licensee Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Responsibility for Employees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

     SECTION 3.  STATION PROGRAMMING POLICIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.1     Broadcast Station Programming Policy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.2     Licensee Control of Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Programmer Compliance with Copyright Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.4     Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.5     Payola . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.6     Cooperation on Programming . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.7     Staffing Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.8     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.9     Trade and Barter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

     SECTION 4.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.1     Programmer's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.2     Licensee's Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.3     Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.4     Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.5     Time Brokerage Challenge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


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     SECTION 5.  ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE  . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.1     Confidential Review  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.2     Political Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

     SECTION 6.  TERMINATION AND REMEDIES UPON DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         6.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         6.2     Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.3     Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     SECTION 7.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.1     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.2     Call Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.3     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.6     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.8     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.10    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         7.11    No Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.13    Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15





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                            TIME BROKERAGE AGREEMENT

         TIME BROKERAGE AGREEMENT, made this 31st day of May, 1996, by and between PRESS BROADCASTING COMPANY, INC., a New Jersey corporation (the "Licensee") and PAXSON BROADCASTING OF ORLANDO, LIMITED PARTNERSHIP, a Florida limited partnership (the "Programmer").

         WHEREAS, Licensee is the owner and operator of Radio Station WTKS(FM), Cocoa Beach, Florida (the "Station") pursuant to authorizations issued by the Federal Communications Commission ("FCC").

         WHEREAS, Programmer is involved in radio station ownership and operation and has entered into an Asset Purchase Agreement with Licensee to purchase the Station;

         WHEREAS, the Licensee wishes to retain Programmer to provide programming for the Station that is in conformity with the Station's policies and procedures, FCC policies for time brokerage arrangements, and the provisions hereof.

         WHEREAS, Programmer agrees to use the Station to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC, subject to Licensee's full authority to manage and control the operation of the Station.

         WHEREAS, Programmer and Licensee agree to cooperate to make this Time Brokerage Agreement work to the benefit of the public and both parties and as contemplated in this Agreement.

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1.       LEASE OF STATION AIR TIME

                 1.1     Representations.  Both Licensee and
Programmer represent that they are legally qualified, empowered and able to enter into this Agreement and that the execution, delivery, and performance hereof shall not constitute a breach or violation of any material agreement, contract or other obligation to which either party is subject or by which it is bound.

                 1.2 Effective Date; Term. The effective date of this Agreement shall be June 17, 1996 (the "Effective Date") and it shall continue in force for an initial term of twelve months from that date unless otherwise extended or terminated as set forth below.

                 1.3 Scope. During the term of this Agreement and any renewal thereof, Licensee shall make available to Programmer broadcast time upon the Station as set forth in this Agreement. Programmer shall deliver such programming, at its expense, to the Station's transmitter facilities or other authorized remote control points as reasonably designated by Licensee. Programmer shall have the right to produce its programming (including commercial amounts and related production activities) from the Licensee's existing studio and production facilities. Subject to Licensee's reasonable approval, as set forth in this Agreement, Programmer shall provide programming of Programmer's selection complete with commercial matter, news, public service announcements and other suitable programming to the Licensee up to one hundred sixty two hours per week. Programmer agrees to substantially continue or maintain the existing programming of the Station during the hours of 5:58 a.m. to 9:00 p.m. Monday through Sunday; provided, however, that the parties recognize that Programmer at its sole discretion shall have the right to discontinue the program "Passion Phones". Notwithstanding the foregoing, the Licensee may designate such additional time as it may require without any adjustment of the monthly consideration to be paid to Licensee under Section
1.5 for the broadcast of programming necessary for the Station to broadcast news, public affairs, religious and non-entertainment programming as required by the FCC. All program time not reserved by or designated for Licensee shall be available for use by Programmer and no other party.

                 1.4 Option to Renew. Subject to the termination provisions of Section 6 hereof, this Agreement may be renewed for an additional term as mutually agreed upon by the Licensee and the Programmer.

                 1.5 Consideration. As consideration for the air time made available hereunder Programmer shall make payments to Licensee as set forth in Attachment I.

                 1.6 Licensee Operation of the Station. Licensee will have full authority, power and control over the management and operations of the Station during the term of this Agreement and during any renewal of such term. Licensee will bear all responsibility for the Station's compliance with all applicable provisions of the Communications Act of 1934, as amended (the "Act"), the rules, regulations and policies of the FCC and all other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all customary operating costs of the Station, including but not limited to maintenance of the studio and transmitting facility and costs of electricity, except that Licensee shall be entitled to reimbursement pursuant to Attachment I hereof and Programmer shall be responsible for the costs of its programming and its personnel as provided in Sections 1.8 and 2.3 hereof. Licensee shall employ at its expense management level and other employees consisting of a General Manager and such operational and other personnel who will direct the day-to-day operations of the Station, and who will report to and be accountable to the Licensee.

Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel employed by the Station and shall maintain the insurance coverage existing on the date hereof on the Station's transmission facilities. During the term of the Agreement and any renewal hereof, Programmer agrees to perform, without charge, routine monitoring of the Station's transmitter performance and tower lighting by remote control, if and when requested by Licensee.

                 1.7 Licensee Representations and Warranties. Licensee represents and warrants as follows:

                 (a) Licensee owns and holds or will hold all licenses and other permits and authorizations necessary for the operation of the Station, and such licenses, permits and authorizations are and will be in full force and effect throughout the term of this Agreement. Except as set forth on Schedule 1.7(a) hereto, there is not now pending, or to Licensee's best knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. Licensee is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have a material effect upon the Licensee, the Station or upon Licensee's ability to perform this Agreement. Licensee shall not take any action or omit to take any action which would have a material impact upon the Licensee, the Station or upon Licensee's ability to perform this Agreement.
All reports and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any renewal thereof, will be filed in a timely and complete manner. During the term of this Agreement and any renewal thereof, Licensee shall not dispose of, transfer, assign or pledge any of Licensee's assets and properties without the prior written consent of the Programmer which consent shall not be unreasonably withheld, if such action would have a materially adverse effect on Licensee's performance hereunder or the business and operations of Licensee or the Station permitted hereby.

                 (b) Licensee shall pay, in a timely fashion, all of the expenses incurred in operating the Station including salaries and benefits of its two employees, lease payments, utilities, taxes, programming expenses, etc., as set forth in Attachment II (except those for which a good faith dispute has been raised with the vendor or taxing authority), and shall provide Programmer with a certificate of such timely payment within thirty (30) days of the end of each month and Programmer shall reimburse Licensee for those payments pursuant to the procedures set forth in Attachments I and II hereof.

                 1.8 Programmer Responsibility. Programmer shall be solely responsible for any expenses incurred in the origination and/or delivery of programming from any remote location and for any publicity or promotional expenses incurred by Programmer, including, without limitation, ASCAP and BMI music license fees for all programming provided by Programmer and shall employ and be responsible for the salaries, commission, taxes, insurance and all other related expenses for all personnel involved in the production and broadcast of its Programs (including but not limited to air personalities, outside air talent, including syndicated programming, engineering personnel, sales personnel, traffic personnel, board operators and other programmers and production staff members). Such payments by Programmer shall be in addition to any other payments to be made by Programmer under this Agreement. Programmer shall comply in all material respects with the terms of the Station's contracts providing for the talent services of Jim Philips, Ed Tyll and Howard Stern and shall keep in full force and effect such contracts during the term hereof unless the term of such contracts expires in the ordinary course prior to the termination of this Agreement.

                 1.9 Contracts. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior written approval.

SECTION 2.  STATION OBLIGATION TO ITS COMMUNITY OF LICENSE

                 2.1 Licensee Authority. Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of listeners in Cocoa Beach, Florida, the Station's service area. From time to time the Licensee shall air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the Act and the rules and policies of the FCC.

                 2.2 Additional Licensee Obligations. Although both parties shall cooperate in the broadcast of emergency information over the Station, Licensee shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the good faith judgment of Licensee, is of greater local or national public importance. Licensee shall also coordinate with Programmer the Station's hourly Station identification and any other announcements required to be aired by FCC rules. Licensee shall continue to maintain a main studio, as that term is defined by the FCC, within the Station's principal community contour, shall maintain its local public inspection file in accordance with FCC rules, regulations and policies, and shall prepare and place in such inspection file or files in a timely manner all material required by Section 73.3526 of the

FCC's Rules, including without limitation the Station's quarterly issues and program lists. Programmer shall, upon request by Licensee, provide Licensee with such information concerning Programmer's programs and advertising as is necessary to assist Licensee in the preparation of such information. Licensee shall also maintain the Station's logs, receive and respond to telephone inquiries, and control and oversee any remote control point which may be established for the Station.

                 2.3      Responsibility for Employees and Expenses.
Programmer shall employ and be solely responsible for the salaries, commission, taxes, insurance and related costs for all personnel used in the production of its programming (including, but not limited to, salespeople, technical staff, traffic personnel, board operators, programming staff and air personalities). Licensee will provide and be responsible for the Station's personnel necessary for the broadcast transmission of its own programs (including, without limitation, the Station's General Manager and such operational and other personnel as may be necessary or appropriate), and will be responsible for the salaries, taxes, benefits, insurance and related costs for all the Licensee's employees used in the broadcast transmission of its programs and necessary to other aspects of the Station operation. Whenever on the Station's premises, all personnel shall be subject to the overall supervision of Licensee's General Manager.

SECTION 3.  STATION PROGRAMMING POLICIES

                 3.1      Broadcast Station Programming Policy
Statement. Licensee has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as Attachment III hereto and which may be amended in a reasonable manner from time to time by Licensee upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, to all rules and regulations of the FCC, and to all changes subsequently made by Licensee or the FCC. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the rules, regulations and policies of the FCC and with the Policy Statement set forth in Attachment III hereto. All advertising spots and promotional material or announcements shall comply with applicable federal, state and local regulations and policies and shall be produced in accordance with quality standards established by Programmer. If Licensee determines that a program supplied by Programmer is for any reason, within Licensee's sole discretion, unsatisfactory or unsuitable or contrary to the public interest, or does not comply with the Policy Statement it may, upon prior written notice to Programmer (to the extent time permits such notice), suspend or cancel such program without liability to Programmer. Licensee will use reasonable efforts to provide such written notice to Programmer prior to the suspension or cancellation of such program.

                 3.2 Licensee Control of Programming. Programmer recognizes that the Licensee has full authority to control the operation of the Station. The parties agree that Licensee's authority includes but is not limited to the right to reject or refuse such portions of the Programmer's programming which Licensee believes to be unsatisfactory, unsuitable or contrary to the public interest. Programmer shall have the right to change the programming supplied to Licensee and shall give Licensee at least twenty-four
(24) hours notice of substantial and material changes in such programming.

                 3.3      Programmer Compliance with Copyright Act.
Programmer represents and warrants to Licensee that Programmer has full authority to broadcast its programming on the Station, and that Programmer shall not broadcast any material in violation of the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Programmer. Licensee will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

                 3.4 Sales. Programmer shall retain all of the Station's network compensation revenues, any revenues received from any network or program supplier with respect to affiliation or use of programming by Programmer, and all revenues from the sale of advertising time within the programming it provides to the Licensee. Programmer shall be responsible for payment of all expenses attributable thereto, including, but not limited to, the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Licensee. Unless otherwise agreed between the parties, Licensee shall retain all revenues from the sale of Station's advertising during the hours each week in which the Licensee airs its own programming pursuant to
Section 1.3 hereof.

                 3.5 Payola. Programmer agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. Programmer agrees to annually, or more frequently at the request of the Licensee, execute and provide Licensee with a Payola Affidavit from each of its employees involved with the Station substantially in the form attached hereto as Attachment IV.

                 3.6      Cooperation on Programming.  Programmer and
Licensee mutually acknowledge their interest in ensuring that the Station serve the needs and interests of listeners in Cocoa Beach and the surrounding service area and agree to cooperate to provide such service. Licensee shall, on a regular basis, assess the issues of concern to residents of Cocoa Beach and the surrounding area and address those issues in its public service programming. Programmer, in cooperation with Licensee, will endeavor to ensure that programming responsive to the needs and interests of the community of license and surrounding area is broadcast, in compliance with applicable FCC requirements. Licensee will describe those issues and the programming that is broadcast in response to those issues and place issues/programs lists in the Station's public inspection file as required by FCC rules. Further, Licensee may request, and Programmer shall provide, information concerning such of Programmer's programs as are responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Programmer shall also provide Licensee upon request such other information necessary to enable Licensee to prepare records and reports required by the Commission or other local, state or federal government entities.

                 3.7 Staffing Requirements. Licensee will be in full compliance with the main studio staff requirements as specified by the FCC.

                 3.8 Accounts Receivable. As soon as practicable after the Effective Date, Licensee shall deliver to Programmer a complete and detailed list of all the Accounts Receivable of the Station. During the four
(4) month period following the Effective Date (the "Collection Period"), Programmer shall use its best efforts, as Licensee's agent, to collect the Accounts Receivable in the usual and ordinary course of business. Programmer shall not be required to institute any legal proceedings to enforce the collection of any Accounts Receivable or to refer any of the Accounts Receivable to a collection agency. Programmer shall not adjust any Accounts Receivable or grant credit without Licensee's written consent, and any amounts collected pursuant to this Section during any calendar month shall be paid to Licensee by the 10th of the following calendar month. Programmer further agrees not to pledge, secure or otherwise encumber such Accounts Receivable or the proceeds therefrom. On the first day of November, 1996, Programmer shall turn back the uncollected Accounts Receivable, together with all files concerning the collection or attempts to collect the Accounts Receivable, and Programmer's responsibility and liability for the collection of the Accounts Receivable shall cease. Unless otherwise specifically designated by the customers, payments received from customers shall be applied first to obligations such customers incurred up until midnight on the day prior to the Effective Date and shall not be applied to any obligations incurred by such customer after midnight on the Effective Date until the amount of the Accounts Receivable has been paid in full, unless Accounts Receivable are disputed by the account debtor, in which event such disputed Account

Receivable, to the extent disputed, and all records pertaining thereto, shall be turned back to Licensee for resolution within sixty (60) days. Programmer shall incur no liability to Licensee for any uncollected account unless Programmer shall have engaged in willful misconduct or gross negligence in the collection of such account. During the Collection Period, except for disputed accounts, neither Licensee nor its agents shall make any direct solicitation of the account debtors for collections purposes. The accounting for the Accounts Receivable shall follow the same method and practices as now employed by Licensee for the Station, using where reasonable, the computer now being used by Licensee, with Licensee's software programs, Licensee's General Manager shall have the right to review and audit the Accounts Receivable record keeping and collection process to verify the accuracy of the amount(s) to be paid over the Licensee.

                 3.9 Trade and Barter. To the extent they are assignable, Licensee shall on the Effective Date assign to Programmer all of its trade and barter agreements for the sale of advertising time, other than for cash, with respect to the Station, (the "Assigned Trade and Barter Agreements"). If on the Effective Date, the aggregate value of the goods, services or other items to be received by the Station on or after the Effective Date under the Assigned Trade and Barter Agreements minus the aggregate value of the Station's obligations on or after the Effective Date under the Assigned Trade and Barter Agreements, is less than $30,000, then Buyer shall receive a credit against the Monthly Fee (see Attachment I) for the amount of such deficit. The liability of the Station for unperformed time for purposes of this Section shall be valued according to the Station's prevailing rates as of the Effective Date. Programmer shall be entitled to any goods, services, or other items to be received after the Effective Date, and shall be obligated to include in its programming and to air the advertising as required under the trade, barter, or similar arrangement.

SECTION 4.  INDEMNIFICATION

                 4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from (i) Programmer's breach of any representation, warranty, covenant or agreement contained in this Agreement, or (ii) any action taken by Programmer or its employees and agents with respect to the Station, or any failure by Programmer or its employees and agents to take any action with respect to the Station, including, without limitation, damages relating to violations of the Act or any rule, regulation or policy of the FCC, slander, defamation or other claims relating to programming provided by Programmer and Programmer's broadcast and sale of advertising time on the Station.

                 4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer from and against any and all claims, losses, consents, liabilities, damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensee's operation of, and broadcasts on, the Station to the extent permitted by law and any action taken by the Licensee or its employees and agents with respect to the Station, or any failure by Licensee or its employees and agents to take any action with respect to the Station.

                 4.3 Limitation. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

                 4.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                          (a)  The party claiming indemnification (the
"Claimant") shall promptly give written notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant no later than five (5) business days after written notice of such action, suit, or proceeding was given to Claimant.

                          (b)  With respect to claims solely between the
parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree in writing at or prior to the expiration of the thirty-day period (or any mutually agreed upon extenstion thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim or such amount as agreed to by the parties. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy under the arbitration provisions of this Agreement, as applicable.

                          (c)  With respect to any claim by a third party as
to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                          (d)  If a claim, whether between the parties or by a
third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                          (e)  The indemnifications rights provided herein
shall extend to the shareholders, directors, officers, employees, representatives and successors and assigns of any Claimant although for the purpose of the procedures set forth in this Section 4.4, any indemnification claims by such parties shall be made by and through the Claimant.

                 4.5 Time Brokerage Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Station's license renewal application, counsel for the Licensee and counsel for the Programmer shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the approval of the FCC Staff, then the parties shall reform the Agreement as necessary to satisfy the FCC Staff's concerns or, at Programmer's option and expense, seek reversal of the Staff's decision and approval from the full Commission or a court of law.

SECTION 5.  ACCESS TO PROGRAMMER MATERIALS AND CORRESPONDENCE

                 5.1      Confidential Review.  Prior to the
commencement of any programming by Programmer under this Agreement, Programmer shall acquaint the Licensee with the nature and type of the programming to be provided. Licensee shall be entitled to review at its discretion from time to time on a confidential basis any of Programmer's programming material it may reasonably request. Programmer shall promptly provide Licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), and copies of all program logs and promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Programmer.

                 5.2 Political Advertising. Programmer shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political broadcasting. Licensee shall promptly supply to Programmer, and Programmer shall promptly supply to

Licensee, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and policies, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law. Licensee, in consultation with Programmer, shall develop a statement which discloses its political broadcasting policies to political candidates, and Programmer shall follow those policies and rates in the sale of political programming and advertising. In the event that Programmer fails to satisfy the political broadcasting requirements under the Act and the rules and regulations of the FCC and such failure inhibits Licensee in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, Programmer shall either provide rebates to political advertisers or release broadcast time and/or advertising availabilities to Licensee at no cost to Licensee.

SECTION 6.  TERMINATION AND REMEDIES UPON DEFAULT

            6.1  Termination.

                 A. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Programmer by written notice to the other if the party seeking to terminate is not then in material default or material breach hereof, upon the occurrence of any of the following:

                        (a) subject to the provisions of Section 7.9, this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

                        (b) the other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

                        (c)     the mutual consent of both parties;

                        (d)     there has been a material change in FCC
rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review and this Agreement cannot be reformed, in a manner acceptable to Buyer and Seller, to remove and/or eliminate the violation;

                      (e) upon the sale of the Station to Programmer by Licensee; or

                      (f) upon the termination by either party of the Asset Purchase Agreement of even date herewith between Licensee and Programmer pursuant to Section 9.1(c) or 9.2(c) of such Asset Purchase Agreement.

                 B. In the event that the Asset Purchase Agreement of even date herewith between Licensee and Programmer is terminated under either
Section 9.1 or 9.2 of said Asset Purchase Agreement, this Agreement will terminate as follows:

                             (i)      If the termination occurs between
                                      the first and fifteenth day of a
                                      calendar month, this Agreement will
                                      terminate on the last day of that
                                      month;

                             (ii)     If the termination occurs between
                                      the 16th and last day of a calendar
                                      month, this Agreement will terminate
                                      on the last day of the following
                                      month.

                 C. During any period prior to the effective date of any termination of this Agreement, Programmer and Licensee agree to cooperate in good faith to ensure that Station's operations will continue, to the extent possible, in accordance with the terms of this Agreement and that the termination of this Agreement is effected in a manner that will minimize, to the extent possible, the resulting disruption of the Station's ongoing operations.

            6.2 Force Majeure. Any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee, or for power reductions necessitated for maintenance of the Station or for maintenance of other Station located on the tower from which the Station will be broadcasting, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer for reimbursement or reduction of the consideration owed to Licensee.

            6.3 Other Agreements. During the term of this Agreement or any renewal hereof, Licensee will not enter into any other agreement with any third party that would conflict with or result in a material breach of this Agreement by Licensee.

SECTION 7.       MISCELLANEOUS

                 7.1  Assignment.

                      (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                      (b) Neither this Agreement nor any of the rights, interests or obligations of either party hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of the other party, such consent not to be unreasonably withheld.

                 7.2 Call Letters. Upon request of Programmer, subject to the consent of the Licensee, Licensee shall apply to the FCC for authority to change the call letters of the Station (with the consent of the FCC) to such call letters that Programmer shall reasonably designate. Licensee must coordinate with Programmer any proposed changes to the call letters of the Station before taking any action to change such letters.

                 7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

                 7.4  Entire Agreement.  This Agreement and the
Attachments hereto embodies the entire agreement and understanding of the parties relating to the operation of the Station. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

                 7.5 Taxes. Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes, if any, to which the consideration specified in Section 1.5 herein is subject, provided that Licensee is responsible for payment of its own income taxes.

                 7.6 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

                 7.7 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the State of Florida. Both parties hereby waive their right to a trial by jury.

                 7.8 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

                          To Programmer:                                     Paxson Broadcasting of Orlando, Limited
                                                                             Partnership
                                                                             601 Clearwater Park Road
                                                                             West Palm Beach, Florida   33401
                                                                             Attention:  Mr. Lowell W. Paxson

                          To Licensee:
                                                                             Press Broadcasting Company, Inc.
                                                                             3601 Highway 66
                                                                             Neptune, New Jersey   07754
                                                                             Attention:  Mr. Rich Morena


                 7.9  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material question as to the validity of any provision of this Agreement, the parties hereto shall negotiate in good faith to revise any such provision of this Agreement with a view toward assuring compliance with all then existing FCC rules and policies which may be applicable, while attempting to preserve, as closely as possible, the intent of the parties as embodied in the provision of this Agreement which is to be so modified.

                 7.10 Arbitration. Any dispute arising out of or related to this Agreement that Licensee and Programmer are unable to resolve by themselves shall be settled by arbitration in Orlando, Florida by a panel of three arbitrators. Within ten business days after receipt of demand for arbitration of either party, Programmer and Licensee shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. If the two arbitrators are unable to agree as to the third arbitrator within ten business days of their appointment, then such third arbitrator shall be appointed by the American Arbitration Association upon request of either party. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association within thirty days of the appointment of the third arbitrator. The written decision of a majority of the arbitrators shall be final and binding on Programmer and Licensee. The costs and expenses of the arbitration proceeding shall be assessed between Programmer and Licensee in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Programmer or Licensee against the other except (i) an action to compel arbitration pursuant to this Section, or (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section.

                 7.11 No Joint Venture. Nothing in this Agreement shall be deemed to create a joint venture between the Licensee and the Programmer.

                 7.12 FCC Compliance. Licensee hereby certifies that it will maintain ultimate control over the Station's facilities, including specifically over Station finances, personnel and programming and Programmer certificates that this Agreement complies with the provisions of the radio contour overlap rule of Section 73.3555(a) of the FCC rules.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Time Brokerage Agreement the day and year first above written.

                   LICENSEE:  PRESS BROADCASTING COMPANY




                           By: /s/ Robert E. McAllan
                               --------------------------------
                               Name:   Robert E. McAllan
                               Title:  President


                   PROGRAMMER:    PAXSON BROADCASTING OF
                                    ORLANDO, LIMITED PARTNERSHIP

                           By Paxson Communications of Florida, Inc.,
                             its General Partner



                           By: /s/ William L. Watson
                               ----------------------------
                               Name:   William L. Watson
                               Title:  Secretary

                                  ATTACHMENT I

                             Compensation Schedule

         Programmer shall pay Licensee, on a monthly basis, a fee of One Hundred Forty Five Thousand Eight Hundred Thirty Three Dollars ($145,833.00) ("Monthly Fee"), payable in advance by the fifth day of each month. Programmer shall also reimburse Licensee on a monthly basis for Licensee's payment of the Station expenses included in Reimbursable Expenses as defined in Attachment II hereof.

         Payments and reimbursement shall be made delivery of a check to Licensee at an address to be designated by Licensee.

                                ATTACHMENT II

                              Station's Expenses


                          (1)     Lease and Utility Payments

                          (2)     Employee Salaries and Benefits (2 employees)

                          (3)     Property Insurance and Taxes

                          (4)     Business and Regulatory Fees and Licenses

                          (5)     Miscellaneous Station Expenses

                          (6)     Equipment Maintenance, and Repair

                                 ATTACHMENT III

                 Broadcast Station Programming Policy Statement

                 BROADCAST STATION PROGRAMMING POLICY STATEMENT

                 The following sets forth the policies generally applicable to the presentation of programming and advertising over Radio Station WTKS(FM), Cocoa Beach, Florida. All programming and advertising broadcast by the station must conform to these policies and to the provisions of the Communications Act of 1934, as amended [the "Act"], and the Rules and Regulations of the Federal Communications Commission ["FCC"].

Station Identification

The station must broadcast a station identification announcement once an hour as close to the hour as feasible in a natural break in the programming. The announcement must include (1) the station's call letters; followed immediately by (2) the station's city of license.

Broadcast of Telephone Conversations

Before recording a telephone conversation for broadcast or broadcasting such a conversation simultaneously with its occurrent, any party to the call must be informed that the call will be broadcast or will be recorded for later broadcast, and the party's consent to such broadcast must be obtained. This requirement does not apply to calls initiated by the other party which are made in a context in which it is customary for the station to broadcast telephone calls.

Sponsorship Identification

When money, service, or other valuable consideration is either directly or indirectly paid or promised as part of an arrangement to transmit any programming, the station at the time of broadcast shall announce (1) that the matter is sponsored, either whole or in part; and (2) by whom or on whose behalf the matter is sponsored. Products or services furnished to the station in consideration for an identification of any person, product, service, trademark or brand name shall be identified in this manner.

In the case of any political or controversial issue broadcast for which any material or service is furnished as an inducement for its transmission, an announcement shall be made at the beginning and conclusion of the broadcast stating (1) the material or service that has been furnished; and (2) the person(s) or association(s) on whose behalf the programming is transmitted. However, if the broadcast is 5 minutes duration or less, the required announcement need only be made either at its beginning or end.

Prior to any sponsored broadcast involving political matters or controversial issues, the station shall obtain a list of the chief executive officers, members of the executive committee or board of directors of the sponsoring organization and shall place this list in the station's public inspection file.

Payola/Plugola

The station, its personnel, or its programmers shall not accept or agree to accept from any person any money, service, or other valuable consideration for the broadcast of any matter unless such fact is disclosed to the station so that all required station identification announcements can be made. All persons responsible for station programming must, from time to time, execute such documents as may be required by station management to confirm their understanding of and compliance with the FCC's sponsorship identification requirements.

Rebroadcasts

The station shall not rebroadcast the signal of any other broadcast station without first obtaining such station's prior written consent to such rebroadcast.

Fairness

Station shall seek to afford coverage to contrasting viewpoints concerning controversial issues of public importance.

Personal Attacks

The station shall not air attacks upon the honesty, character, integrity or like personal qualities of any identified person or group. If such an attack should nonetheless occur during the presentation of views on a controversial issue of public importance, those responsible for programming shall submit a tape or transcript of the broadcast to station management and to the person attacked within 48 hours, and shall offer the person attacked a reasonable opportunity to respond.

Political Editorials

Unless specifically authorized by station management, the station shall not air any editorial which either endorses or opposes a legally qualified candidate for public office.

Political Broadcasting

All "uses" of the station by legally qualified candidates for elective office shall be in accordance with the Act and the FCC's Rules and policies, including without limitation, equal opportunities requirements, reasonable access requirements, lowest unit charge requirements and similar rules and regulations.

Obscenity and Indecency

The station shall not broadcast any obscene material. Material is deemed to be obscene if the average person, applying contemporary community standards in the local community, would find that the material, taken as a whole, appeals to the prurient interest; depicts or describes in a patently offensive way sexual conduct specifically defined by applicable state law; and taken as a whole, lacks serious literary artistic, political or scientific value.

The station shall not broadcast any indecent material outside of the periods of time prescribed by the Commission. Material is deemed to be indecent if it includes language or material that, in context, depicts or describes, in terms patently offensive as measured by contemporary community standards for the broadcast medium, sexual or excretory activities or organs.

Billing

No entity which sells advertising for airing on the station shall knowingly issue any bill, invoice or other document which contains false information concerning the amount charged or the broadcast of advertising which is the
subject of the bill or invoice.   No entity which sells advertising for airing
on the station shall misrepresent the nature or content of aired advertising, nor the quantity, time of day, or day on which such advertising was broadcast.

Contests

Any contests conducted on the station shall be conducted substantially as announced or advertised. Advertisements or announcements concerning such contests shall fully and accurately disclose the contest's material terms. No contest description shall be false, misleading or deceptive with respect to any material term.

Hoaxes

The station shall not knowingly broadcast false information concerning a crime or catastrophe.

Lottery

Except as otherwise provided in this paragraph, the station shall not advertise or broadcast any information concerning any lottery (except the Florida State Lottery and any other state lottery). The station may advertise and provide information about lotteries conducted by non-profit groups, governmental entities and in certain situations, by commercial organizations, if and only if there is no state or local restriction or ban on such advertising or information and the lottery is legal under state or local law. Any and all lottery advertising must first be approved by station management.

Advertising

Station shall comply with all federal, state and local laws concerning advertising, including without limitation, all laws concerning misleading advertising, and the advertising of alcoholic beverages.

Programming Prohibitions.

Knowing broadcast of the following types of programs and announcements is prohibited:

                 False Claims. False or unwarranted claims for any product or service.

                 Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

                 Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

                 Profanity. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, as evaluated by station management.

                 Violence.  Any programs which are excessively violent.

                 Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

                                 ATTACHMENT IV

                                Payola Statement

                            FORM OF PAYOLA AFFIDAVIT


City of ________________________                            )
                                                            )
County of ______________________                            )       SS:
                                                            )
State of _______________________                            )


                         ANTI-PAYOLA/PLUGOLA AFFIDAVIT

________________________, being first duly sworn, deposes and says as follows:

1.               He is _____________________ for _____________________.
                                  Position

2.               He has acted in the above capacity since ____________.

3. No matter has been broadcast by Station _____ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he is aware, no matter has been broadcast by Station _____ for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station _____ or by any independent contractor engaged by Station _____ in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In future, he will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation of presentation of broadcast matter on Station
                 _____.

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7. He, his spouse and his immediate family do___ do not___ have any present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

                 1.       The publishing of music;

                 2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

                 3. The exploitation, promotion, or management or persons rendering artistic, production and/or other services in the entertainment field;

                 4. The ownership or operation of one or more radio or television Station;

                 5. The wholesale or retail sale of records intended for public purchase;

                 6. Advertising on Station _____, or any other station owned by its licensee (excluding nominal stockholdings in publicly owned companies).

8. The facts and circumstances relating to such interest are none____ as follows___:
                 _______________________________________________________________

                 _______________________________________________________________



                                        ________________________________________
                                             Affiant

Subscribed and sworn to before me this ______ day of _______________, 19___.


__________________________________________
Notary Public

My Commission expires: ___________________.